Exhibit 99.1

FOR IMMEDIATE RELEASE

Nu Skin Enterprises Announces Strategic Transaction of Mavely for $250 Million

PROVO, Utah — Jan. 3, 2025 — Nu Skin Enterprises Inc. (NYSE: NUS) today announced that its Rhyz Inc. subsidiary completed a strategic transaction with Later, a portfolio company of Summit Partners. As part of the transaction, Rhyz sold its Mavely affiliate marketing technology platform to Later in exchange for approximately $250 million in the form of cash and a minority equity stake in the combined Later/Mavely business. Approximately $33 million of such consideration will be paid to other equity holders in the Mavely business. In connection with the transaction, Mavely is expected to continue to provide certain technology and social commerce capabilities to support Nu Skin’s affiliate marketing business.

“Together, we believe Later and Mavely will provide enhanced capabilities to our company as we pursue our broader beauty, wellness and lifestyle ecosystem vision, while the transaction generates additional capital and resources for us to increase innovation in our core Nu Skin business and investment in our Rhyz companies,” said Ryan Napierski, Nu Skin president and CEO. “This underscores the value of Rhyz to incubate and scale meaningful businesses with synergistic value across the enterprise.”

This transaction generated an approximate five-times return on the company’s cumulative investment in Mavely since it was acquired in 2021. Proceeds from the transaction are expected to be used to pay down debt and fund additional innovation. The company also plans to use its strengthened balance sheet to buy back stock under its existing stock repurchase program, providing value to its shareholders.

Evercore Group LLC acted as exclusive financial advisor and Simpson Thacher & Bartlett LLP acted as legal counsel to Nu Skin Enterprises.

About Nu Skin Enterprises and Rhyz
The Nu Skin Enterprises Inc. (NYSE: NUS) family of companies includes Nu Skin and Rhyz Inc. Nu Skin is an integrated beauty and wellness company, powered by a dynamic affiliate opportunity platform, which operates in nearly 50 markets worldwide. Backed by 40 years of scientific research, the company’s products help people look, feel and live their best with brands including Nu Skin® personal care, Pharmanex® nutrition and ageLOC® anti-aging, which includes an award-winning line of beauty device systems. Formed in 2018, Rhyz is a synergistic ecosystem of consumer, technology and manufacturing companies focused on innovation within the beauty, wellness and lifestyle categories.

Important Information Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements regarding the consideration to be retained by the company and its subsidiaries relating to the transaction, statements of management’s expectations regarding achievement of the company’s vision, the future performance and capabilities of the combined Later/Mavely business, the benefits of the continuing commercial services arrangement with Mavely, and planned uses of cash. In some cases, you can identify these statements by forward-looking words such as "will," “plan,” “believe,” "achieve," “expect,” and “anticipate,” the negative of these words and other similar words.

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•
the net proceeds to be retained by the company and its subsidiaries in connection with the closing of the transaction are subject to adjustments as set forth in the Unit Purchase Agreement in relation thereto, including post-closing determination of working capital and other elements of the purchase price, which may reduce the amount of consideration to be retained by the company and its subsidiaries;

•
risk that the Mavely and Later businesses may encounter difficulties integrating their businesses or achieving the synergies that are anticipated from the transaction, or risks associated with not providing services to the company as currently anticipated;

•	any failure of current or planned initiatives or products to generate interest among the company’s sales force and customers and generate sponsoring and selling activities on a sustained basis;
•
risk that direct selling laws and regulations in any of the company’s markets, including the United States and Mainland China, may be modified, interpreted or enforced in a manner that results in negative changes to the company’s business model or negatively impacts its revenue, sales force or business, including through the interruption of sales activities, loss of licenses, increased scrutiny of sales force actions, imposition of fines, or any other adverse actions or events;

•	economic conditions and events globally;
•	competitive pressures in the company’s markets;
•	risk that epidemics, including COVID-19 and related disruptions, or other crises could negatively impact our business;
•	adverse publicity related to the company’s business, products, industry or any legal actions or complaints by the company’s sales force or others;
•	political, legal, tax and regulatory uncertainties, including trade policies, associated with operating in Mainland China and other international markets;
•	uncertainty regarding meeting restrictions and other government scrutiny in Mainland China, as well as negative media and consumer sentiment in Mainland China on our business operations and results;
•	risk of foreign-currency fluctuations and the currency translation impact on the company’s business associated with these fluctuations;
•	uncertainties regarding the future financial performance of the businesses the company has acquired;
•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support planned initiatives or launch strategies, and increased risk of inventory write-offs if the company over-forecasts demand for a product or changes its planned initiatives or launch strategies;

•
regulatory risks associated with the company’s products, which could require the company to modify its claims or inhibit its ability to import or continue selling a product in a market if the product is determined to be a medical device or if the company is unable to register the product in a timely manner under applicable regulatory requirements; and

•
the company’s future tax-planning initiatives, any prospective or retrospective increases in duties or tariffs on the company’s products imported into the company’s markets outside of the United States, and any adverse results of tax audits or unfavorable changes to tax laws in the company’s various markets.

The company’s forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company’s beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

# # #
CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com, (801) 345-3577